Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement Nos. 333-167530, 333-165782, 333-158108, 333-151335, 333-141989, 333-135147, 333-123820 and 333-114051 on Form S-8 of Ultra Clean Holdings, Inc., of our report dated April 9, 2012, relating to our audit of the consolidated financial statements of AIT Holding Company, LLC and Subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Phoenix, Arizona
September 17, 2012